Exhibit 10.2

DESCRIPTION OF COMPENSATION PAYABLE TO NONEMPLOYEE DIRECTORS

Upon the recommendation of the Corporate Governance and Public Policy Committee of the Board of Directors of Lexmark International, Inc., on February 22, 2007, the Board approved the compensation to each nonemployee director of the Board with respect to his/her service on the Board. The following table sets forth the compensation for nonemployee directors for 2007 and 2006:

		2007	2006

•	Presiding Director Retainer Fee	$ 10,000	$ 10,000
•	Committee Chair Retainer Fees:
	o Finance and Audit Committee	15,000	10,000
	o Other Committees	10,000	6,500
•	Annual Retainer Fee	50,000	40,000
•	Board Meeting Attendance Fee	2,500	2,500
•	Committee Meeting Attendance Fees:
	o Finance and Audit Committee	2,500	2,500
	o Other Committees	2,000	2,000
•	Telephonic Meeting Attendance Fee	750	750
•	Initial Equity Award - Restricted Stock Units
	(Face Value)	150,000	150,000
•	Annual Equity Award - Stock Options
	(Face Value)	350,000	250,000
	(Black-Scholes Value)	185,000	145,500

Pursuant to the terms of the Lexmark International, Inc. 2005 Nonemployee Director Stock Plan, each nonemployee director may defer his or her retainer and/or meeting fees into Deferred Stock Units based on the fair market value of Lexmark Class A Common Stock on the date of deferral. The Deferred Stock Units are eligible for settlement initially on June 30th in the fifth year following the date of grant.